Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Roger D. Plemens
President and Chief Executive Officer
(828) 524-7000

MACON BANCORP TO COMMENCE

CONVERSION STOCK OFFERING

Franklin, North Carolina, August 12, 2014 — Macon Bancorp, the parent company for Macon Bank, Inc., announced today that the Board of Governors of the Federal Reserve System has granted conditional approval to convert from a mutual holding company to a stock holding company to be known as Entegra Financial Corp.

Roger D. Plemens, President and Chief Executive Officer of Entegra Financial, Macon Bancorp and Macon Bank, said, “The conversion to a stock form of organization will enable us to raise additional capital through the sale of common stock by Entegra Financial. This additional capital will give us the financial strength to better serve our existing customers, support our future growth and expansion, retain and attract qualified personnel and provide our customers with an opportunity to become owners of Entegra Financial.”

Macon Bancorp also announced that the registration statement relating to the sale of common stock by Macon Bank’s proposed stock holding company, Entegra Financial Corp., has been declared effective by the Securities and Exchange Commission.

Entegra Financial is offering for sale between 4,207,500 and 5,692,500 shares of common stock at a purchase price of $10.00 per share. The offering may be increased up to 6,546,375 shares to reflect regulatory considerations, changes in market and financial conditions, and/or demand for the common stock. The shares will be offered in a subscription offering first to depositors of Macon Bank with a qualifying deposit as of December 31, 2012, second to depositors of Macon Bank with a qualifying deposit as of March 31, 2014, and finally to depositors and borrowers of Macon Bank as of July 29, 2014. Information regarding the conversion and stock offering will be mailed to eligible subscribers on or about August 18, 2014. Any shares of common stock that are not subscribed for in the subscription offering may be offered for sale to members of the general public in a community offering, with priority to natural persons residing in Buncombe, Clay, Cherokee, Graham, Haywood, Henderson, Jackson, Macon, Polk, Swain and Transylvania Counties, North Carolina, and Rabun County, Georgia and then, to the extent any shares remain, to the general public in a syndicated offering or firm commitment underwritten offering.

The subscription and community offerings are being managed by Sandler O’Neill & Partners, L.P. All questions concerning the offering should be directed to Entegra Financial’s Stock Information Center at (855) 456-6677. The Stock Information Center will open on Tuesday, August 19, 2014.

At the conclusion of the conversion and offering, Macon Bancorp will merge with and into Entegra Financial and, in doing so, will convert from a mutual form of organization to a stock form of organization. Upon the completion of the conversion, Macon Bancorp will cease to exist, and Macon Bank will become a wholly-owned subsidiary of Entegra Financial. Entegra Financial will be 100% owned by public shareholders.

The conversion must be approved by members of Macon Bancorp as of the close of business on July 29, 2014 at a special meeting of members to be held on September 23, 2014. In addition, completion of the conversion and offering is subject to other customary closing conditions.

About Macon Bancorp

Macon Bancorp is the holding company of Macon Bank, a North Carolina-chartered stock savings bank headquartered in Franklin, North Carolina. Macon Bank operates a total of 11 branches located throughout the western North Carolina counties of Cherokee, Henderson, Jackson, Macon, Polk and Transylvania. At June 30, 2014, Macon Bancorp had total assets of $820.3 million, gross loans of $534.9 million, total deposits of $712.6 million and total equity of $39.4 million.

Disclosures About Forward Looking Statements

This press release contains certain forward-looking statements about the conversion and offering. Forward-looking statements include statements regarding anticipated future events and can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “may” and words of similar meaning. Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the conversion and offering, difficulties in selling the common stock or in selling the common stock within the expected time frame, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which Macon Bancorp and Macon Bank are engaged.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This press release is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer will be made only by means of the written prospectus forming part of the registration statement (and, in the case of the subscription and community offerings, an accompanying stock order form).

The shares of common stock of Entegra Financial are not deposits or savings accounts, may lose value and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.